UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2024

GPB Holdings II, LP

(Exact name of registrant as specified in its charter)

Delaware	000-56442	47-3870808
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Highline Management, Inc. 33 East 33rd Street, Suite 807 New York, NY	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (877) 489-8484

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 19, 2024, HPI Holdings LLC, a Delaware limited liability company (“Seller”), and HPI Holdco LLC, a Delaware limited liability company (“HPI Holdco”), which are directly or indirectly majority owned by GPB Holdings II, LP, a Delaware limited partnership (the “Partnership”), completed the sale of all of the issued and outstanding equity interests of HPI Holdco to Lotus HPI Buyer, Inc., a Delaware corporation (the “Purchaser”). The transaction (the “Transaction”) was pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) previously announced by the Partnership in a Current Report on Form 8-K filed on December 21, 2023.

At the closing of the Transaction, Purchaser paid Seller $190 million in cash (the “Purchase Price”), less applicable adjustments, escrows and holdbacks. In addition, pursuant to the Purchase Agreement, at the closing of the Transaction, approximately $13.4 million of the Purchase Price was deposited by Seller into escrow as a contingent reserve to be used, if necessary, to satisfy any potential contingent earn-out payments arising out of a previously completed transaction, with the remainder thereof (after the determination of any such contingent payments) to be released to Seller.

In connection with the closing of the Transaction, the Purchaser acquired, among other things, the Partnership’s interest in HealthPrime International, LLC, a company that provides revenue cycle management and data/analytics based practice management tools for small to large independent medical groups across the U.S. and was a substantial part of the Partnership’s Technology-Enabled Services business segment. Following the execution of the Purchase agreement, the Board of Directors of Highline Management (the "Board") commenced a plan to liquidate the Partnership's remaining net assets and wind up the Partnership. The Board concluded that it was appropriate to adopt liquidation accounting in accordance with U.S. GAAP for financial reporting purposes using a “convenience date” of December 31, 2023. The sale of HPI Holdco represents a strategic shift that has a major effect on the Technology-Enabled Services business segment and this segment will be reported as discontinued operations as of December 31, 2023 and for all periods presented. As a result, all prior reportable periods would discontinue the segment. Consequently, the financial information disclosures normally required in a Current Report on Form 8-K with respect to pro forma financial information has been excluded on the basis that such pro forma information would not provide meaningful benefit to the reader or additional insight into the transaction. Principally, the liquidation basis of accounting requires assets to be measured at their estimated net realizable value or liquidation value, which represents the amount of their estimated cash proceeds or other consideration from liquidation, and liabilities as they would have been recognized under the going concern basis as adjusted for the timing assumptions related to the liquidation process.

The foregoing description of the Transaction is only a summary and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2024, Joseph LaPorta notified the Partnership of his decision to resign effective immediately from the Board which oversees the management related to the Partnership’s affairs. For more information regarding the governance of the Partnership see Item 10 of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 31, 2023.

Mr. LaPorta’s decision to resign was not the result of any disagreement relating to the Partnership’s operations, policies and practices.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

2.1*	Membership Interest Purchase Agreement, dated as of December 15, 2023, by and among Seller, HPI Holdco and Purchaser

104	Cover Page Interactive Data File (formatted in Inline XBRL).

*The schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Registrant will furnish copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GPB Holdings II, LP

Date: January 25, 2024	By:	/s/ Robert Chmiel
	Name:	Robert Chmiel
	Title:	Chief Executive Officer